AGREEMENT TO EXTEND THE
EXPENSE CAP/REIMBURSEMENT AGREEMENT

This Agreement to Extend the Expense Cap/Reimbursement Agreement (this “Agreement”) is entered into as of the 9th day of October, 2018, and is effective as of November 1, 2018 (the “Effective Date”), between RMB Capital Management, LLC, a Delaware limited liability company (the “Adviser”), and IronBridge Funds, Inc. (the “Corporation”), on behalf of IronBridge Small Cap Fund, IronBridge SMID Cap Fund, and IronBridge Large Cap Fund (collectively the “Funds” and individually a “Fund”).

WHEREAS, the Adviser and Corporation entered into that certain Expense Cap/Reimbursement Agreement with respect to the aforementioned Funds as of November 1, 2017 (the “Expense Cap Agreement”).

WHEREAS, the Expense Cap Agreement continues in effect until November 1, 2018 (subject to the renewal and termination provided therein, the “Renewal Date”), and may not be terminated with respect to any Fund prior to November 1, 2018 unless such termination is approved by the Corporation’s Board of Directors or the shareholders of the Fund in question (such date the “Adviser Termination Date”).

WHEREAS, the Adviser desires to amend the Renewal Date to November 1, 2019 (subject to the automatic renewal provisions contained therein), and to amend the Adviser Termination Date to be November 1, 2019.

NOW THEREFORE, the parties agree as follows:

That the Renewal Date of the Expense Cap Agreement is amended to be November 1, 2019, and further that the Adviser Termination Date of the Expense Cap Agreement is amended to be November 1, 2019.  All other provisions of the Expense Cap Agreement shall remain unchanged.

[Signature page immediately follows]

CHI 69620183

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above and effective as of the Effective Date.

RMB CAPITAL MANAGEMENT, LLC

By:       /s/ Walter H. Clark
Name:  Walter H. Clark
Its:       Chief Operating Officer

IRONBRIDGE FUNDS, INC.

By:       /s/ John Davis
Name:  John Davis
Its:       Chief Compliance Officer

Signature Page – Extension of Expense Cap/Reimbursement Agreement

CHI 69620183